UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934

                                  Amendment #1

                      MEDICAL STAFFING NETWORK HOLDINGS, INC.
----------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
----------------------------------------------------------------
                         (Title of Class of Securities)

                                   58463F104
----------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2007
----------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          | |  Rule 13d-1(b)

          | |  Rule 13d-1(c)

          |x|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however,  see the Notes).


CUSIP No. 58463f104
----------------------------------------------------------------
1  NAMES OF REPORTING PERSONS.
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

   FLEET VENTURE RESOURCES, INC.
   TIN# 05-0315508
----------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |x|
     (b)  | |
----------------------------------------------------------------
3    SEC USE ONLY



----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     RHODE ISLAND
----------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,943,616
  OWNED BY     -------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH:      -------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,943,616
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,943,616
----------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

     | |
----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ITEM 9

     9.7%
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
----------------------------------------------------------------



CUSIP No. 58463f104
----------------------------------------------------------------
1    NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     SILVERADO IV CORP.
     TIN# 05-0481110
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |x|
     (b)  | |
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     RHODE ISLAND
----------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -------------------------------------------------
  NUMBER OF    6 SHARED VOTING POWERS
   SHARES
BENEFICIALLY        2,943,616
  OWNED BY     -------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH:      -------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,943,616
----------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  2,943,616
----------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   (SEE INSTRUCTIONS)

     9.7%
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
----------------------------------------------------------------



CUSIP No. 58463f104
----------------------------------------------------------------
1    NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     CHISHOLM MANAGEMENT IV, L.P.
     TIN# 05-0504777
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |x|
     (b)  | |
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     RHODE ISLAND
----------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,943,616
  OWNED BY     -------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH:      -------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,943,616
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,943,616
----------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

     | |
----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ITEM 9

     9.7%
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
----------------------------------------------------------------



CUSIP No. 58463f104
----------------------------------------------------------------
1    NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     NAUTIC MANAGEMENT V, L.P.
     TIN# 05-0511342
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |x|
     (b)  | |
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     RHODE ISLAND
----------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES           2,943,616
BENEFICIALLY   -------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH:      -------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,943,616
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,943,616
----------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(SEE INSTRUCTIONS)

     | |
----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ITEM 9

     9.7%
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
----------------------------------------------------------------



CUSIP No. 58463f104
----------------------------------------------------------------
1    NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     ROBERT M. VAN DEGNA
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |x|
     (b)  | |
----------------------------------------------------------------
3    SEC USE ONLY


----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
----------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,943,616
  OWNED BY     -------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH:      -------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,943,616
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,943,616
----------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(SEE INSTRUCTIONS)

     | |
----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ITEM 9

     9.7%
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
----------------------------------------------------------------





CUSIP No. 58463f104
----------------------------------------------------------------
1    NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     HABIB Y. GORGI
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |x|
     (b)  | |
----------------------------------------------------------------
3    SEC USE ONLY


----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
----------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,943,616
  OWNED BY     -------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH:      -------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,943,616
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,943,616
----------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(SEE INSTRUCTIONS)

     | |
----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ITEM 9

     9.7%
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
----------------------------------------------------------------



CUSIP No. 58463f104
----------------------------------------------------------------
1    NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     RIORDON B. SMITH
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |x|
     (b)  | |
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
----------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,502,074
  OWNED BY     -------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH:      -------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,502,074
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,502,074
----------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(SEE INSTRUCTIONS)

     | |
----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ITEM 9

     8.3%


----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
----------------------------------------------------------------





CUSIP No. 58463f104
----------------------------------------------------------------
1    NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     BERNARD V. BUONANNO, III
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |x|
     (b)  | |
----------------------------------------------------------------
3    SEC USE ONLY


----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
----------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,502,074
  OWNED BY     -------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH:      -------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,502,074
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2
----------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

     | |
----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ITEM 9

     9.9%

----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
----------------------------------------------------------------



Item 1(a).  Name of Issuer:

                  MEDICAL STAFFING NETWORK HOLDINGS, INC.

Item 1(b).  Address of Issuer's Principal Executive Offices:

                  901 YAMATO ROAD, SUITE 110
                  BOCA RATON, FL 33431

Item 2(a).  Name of Person Filing:

1) FLEET VENTURE RESOURCES, INC.
2) SILVERADO IV CORP.
3) CHISHOLM MANAGEMENT IV, L.P.
4) NAUTIC MANAGEMENT V, L.P.
5) ROBERT M. VAN DEGNA
6) HABIB Y. GORGI
7) RIORDON B. SMITH
8) BERNARD V. BUONANNO III


Item 2(b). Address of Principal Business Office, or if None, Residence:

                  50 KENNEDY PLAZA
                  PROVIDENCE, RI 02903

Item 2(c).  Citizenship:

1) RI CORPORATION
2) DE CORPORATION
3) DE PARTNERSHIP
4) DE PARTNERSHIP
5) US CITIZEN
6) US CITIZEN
7) US CITIZEN
8) US CITIZEN


Item 2(d).  Title of Class of Securities:

                  Common Stock

Item 2(e).  CUSIP Number:

                  58463F104


Item 3. If this statement is filed pursuant to ss.ss240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

      (a)   |_|   Broker or dealer registered under section 15 of
			the Act(15 U.S.C. 78o).

      (b)   |_|   Bank as defined in section 3(a)(6) of the Act
                 (15 U.S.C. 78c).

      (c)   |_|   Insurance company as defined in section 3(a)(19)
                  of the Act (15 U.S.C. 78c).

      (d)   |_|   Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C 80a-8).

      (e)   |_|   An investment adviser in accordance with
                  ss.240.13d-1(b)(1)(ii)(E);

      (f)   |_|   An employee benefit plan or endowment fund in accordance
                  with ss.240.13d-1(b)(1)(ii)(F);

      (g)   |_|   A parent holding company or control person in accordance
                  with ss. 240.13d-1(b)(1)(ii)(G);

      (h)   |_|   A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12U.S.C. 1813);

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

      (j)   |_|   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Nautic Partners V, L.P. (NPV) owns of record 1,960,477 shares of
Common Stock.

Fleet Venture Resources, Inc. (FVR) owns of record 309,079 shares of
Common Stock.

Fleet Equity Partners VI, L.P. (FEPVI) owns of record 132,463 shares of Common Stock.

Chisholm Partners IV, L.P. (CPIV) owns of record 523,475 shares of
Common Stock.

Kennedy Plaza Partners II, LLC (KPPII) owns of record 16,192 shares of Common Stock.

Kennedy Plaza Partners III, LLC (KPPIII) owns of record 1,960 shares of Common Stock,

The above entities in aggregate:

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)Amount beneficially owned:    2,943,616 shares of Common Stock
        (b)Percent of class:    9.7%
        (c)Number of shares as to which the person has:
        	(1)Sole power to vote or to direct the vote: 0
       	 	(2)Shared power to vote or to direct the vote: 2,943,616
        	(3)Sole power to dispose or to direct the disposition of: 0
        	(4)Shared power to dispose or to direct
           	the disposition of:  2,943,616


Nautic Management V, LP (NMV), formerly known as Navis Management V, LP, is the General Partner of NPV and Manager of KPPIII. The management of NPV and KPPIII is vested exclusively in NMV. The ability to dispose of securities is held by the founding partners of NMV, which are Mr. Van Degna, Mr. Gorgi, Mr. Smith, and Mr. Buonanno.

By virtue of an agreement dated June 30, 2000, among FleetBoston Financial Corporation (FBF) and certain other parties thereto
(the Management Agreement) FBF delegated voting and investment power over certain of the shares to certain persons and entities named therein who are affiliated with the shareholder entities named above. Certain of such persons and entities were granted a power of attorney to execute such voting and investment power on their behalf. Pursuant to the Management Agreement, Silverado IV Corp. (SIVC) was given sole voting and investment power over shares owned by FEPVI. SIVC, and the persons who control SIVC, Robert M. Van Degna and Habib Y. Gorgi, may be deemed to share beneficial ownership of the shares held by FEPVI.

FVR holds shares that were obtained as part of a co-investment arrangement with CPIV under the Management Agreement. Mr. Van Degna and Mr. Gorgi may be deemed to share beneficial ownership of the shares held by FVR by virtue of the Management Agreement and the power of attorney described above.

Chisholm Management IV, LP (CMIV) is the General Partner of CPIV and Manager of KPPII. The management of CPIV and KPPII is vested exclusively in CMIV. The ability to dispose of the securities held by CPIV and KPPII is held by the Limited Partner Committee of CMIV, which is comprised of Mr. Van Degna, Mr. Gorgi, Mr. Smith, and Mr. Buonanno.


Item 5.  Ownership of Five Percent or Less of a Class.



Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Fleet Growth Resources II, Inc. (FGRII) is a general partner of FEP VI. FleetGrowth Resources, Inc. (FGR) owns all of the outstanding common stock of FGRII. Bank of America Corporation owns all of the outstanding common stock of FGR. As a result of these relationships, these entities may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock held by FEP VI. As a result, Bank of America Corporation may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock held by FEPVI.

Bank of America Corporation owns all of the outstanding common stock of FVR. As a result, Bank of America Corporation may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock held by FVR.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

N/A

Item 8.  Identification and Classification of Members of the Group.

N/A


Item 9.  Notice of Dissolution of Group.

N/A

Item 10.  Certifications.

N/A

Dated:     February 15, 2008.




Signatures

	After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this state is true, complete and accurate.


February 15, 2008					Fleet Venture Resources, Inc.


							HABIB Y. GORGI
							HABIB Y. GORGI
							As Attorney-in-Fact

Signatures


	After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this state is true, complete and accurate.


February 15, 2008					Fleet Equity Partners VI, L.P.


							HABIB Y. GORGI
							HABIB Y. GORGI
							President & Secretary
							Silverado IV, Corp.
							A General Partner


Signatures

	After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this state is true, complete and accurate.


February 15, 2008					Silverado IV Corp.


							HABIB Y. GORGI
							HABIB Y. GORGI
							President & Secretary





Signatures

	After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this state is true, complete and accurate.


February 15, 2008					Chisholm Partners IV, L.P.


							HABIB Y. GORGI
							HABIB Y. GORGI
							Managing Director
							Chisholm Management, IV, L.P.
							General Partner


Signatures

	After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this state is true, complete and accurate.


February 15, 2008					Chisholm Management IV, L.P.


							HABIB Y. GORGI
							HABIB Y. GORGI
							Managing Director


Signatures

		After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this state is true, complete and accurate.



February 15, 2008					Nautic Partners V, L.P.


							HABIB Y. GORGI
							HABIB Y. GORGI
							Managing Director
							Nautic Management V, L.P.
							General Partner


Signatures

		After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this state is true, complete and accurate.



February 15, 2008					Nautic Management V, L.P.


							HABIB Y. GORGI
							HABIB Y. GORGI
							Managing Director


Signatures

		After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this state is true, complete and accurate.


February 15, 2008					Kennedy Plaza Partners II, LLC


							HABIB Y. GORGI
							HABIB Y. GORGI
							Managing Director
							Chisholm Management IV, L.P.
							Manager


Signatures

	After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this state is true, complete and accurate.


February 15, 2008					Kennedy Plaza Partners III, LLC


							HABIB Y. GORGI
							HABIB Y. GORGI
							Managing Director
							Nautic Management V, L.P.
							Manager


Signatures

	After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this state is true, complete and accurate.


February 15, 2008


							ROBERT VAN DEGNA
							ROBERT VAN DEGNA



Signatures

	After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this state is true, complete and accurate.


February 15, 2008


							HABIB Y. GORGI
							HABIB Y. GORGI



Signatures

	After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this state is true, complete and accurate.



February 15, 2007


							RIORDON B. SMITH
							RIORDON B. SMITH


Signatures

	After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this state is true, complete and accurate.

February 15, 2007


							BERNARD V. BUONANNO
							BERNARD V. BUONANNO